Exhibit 10.2
AMENDED AND RESTATED SENIOR SECURED NOTE
THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITY.
Hythiam, Inc.
Amended and Restated Senior Secured Note

Issuance Date: January 18, 2007	Original Principal Amount: U.S. $5,000,000.00
Amendment Date: July 31, 2008
     FOR VALUE RECEIVED, Hythiam, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of HIGHBRIDGE INTERNATIONAL LLC or registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Amended and Restated Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, this “Note” and, to the extent any Principal amount of this Note is transferred, such other Senior Secured Notes issued in connection with such transfer, the “Other Notes”) amends, supplements, modifies and completely restates and supersedes the Senior Secured Note, with an original issuance date January 18, 2007, issued by the Company to the Holder in the original principal amount of $10,000,000.00, but shall not, except as specifically amended hereby or as set forth in the Securities Purchase Agreement, constitute a release, satisfaction or novation of any of the obligations under any other Transaction Document (as defined in the Securities Purchase Agreement). This Amended and Restated Senior Secured Note is the Amended and Restated Senior Secured Note issued pursuant to the Amendment and Exchange Agreement, dated as of July 31, 2008 (the “Amendment Agreement”). Certain capitalized terms are defined in Section 24.

     (1) MATURITY. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be January 15, 2010.
     (2) INTEREST; INTEREST RATE. (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “Interest Date” and the period between successive Interest Dates, an “Interest Period”) with the first Interest Date being April 15, 2007. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash.
          (b) From and after the occurrence of an Event of Default, the Interest Rate shall be increased to fifteen percent (15%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.
     (3) RIGHTS UPON EVENT OF DEFAULT.
          (a) Event of Default. Each of the following events shall constitute an “Event of Default”:
          (i) the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement), except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least three (3) Business Days;
          (ii) any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement), in excess of $500,000, individually or in the aggregate, other than with respect to any Other Notes;
          (iii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;
          (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its

Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;
          (v) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within seventy-five (75) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within seventy-five (75) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment or the Company is contending, reasonably and in good faith, that such judgment is covered by insurance or indemnity, and is seeking a determination to such effect;
          (vi) the Company materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;
          (vii) any breach or failure in any respect to comply with Section 10 of this Note; or
          (viii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.
          (b) Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price equal to the Outstanding Amount (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.
     (4) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

          (a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions.
          (b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Outstanding Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 4 shall be redeemed by the Company in cash at a price equal to the product of (i) the applicable Company Redemption Premium and (ii) the Outstanding Amount of this Note being redeemed (the “Change of Control Redemption Price”). For the avoidance of doubt, the applicable date of determination for purposes of determining the applicable Company Redemption Premium shall be the date of consummation of the Change of Control. Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 8 and shall have priority to payments to shareholders in connection with a Change of Control. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.
     (5) REDEMPTIONS BY THE COMPANY.
          (a) Company Optional Redemption. The Company shall have the right at any time to redeem all or any portion of the Outstanding Amount of this Note (a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the product of (i) the applicable Company Redemption Premium and (ii) the Outstanding Amount of this Note being redeemed (the “Company Optional Redemption Price”). The Company may exercise its redemption right under this Section 5 by delivering a written notice thereof by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Optional Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Optional Redemption Notice Date”). A Company Optional Redemption Notice shall be irrevocable. Each Company Optional Redemption Notice shall state (A) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall be not less than five (5) Business Days nor more than ten (10) Business Days after the Company Optional Redemption Notice Date and (B) the aggregate Principal of the Notes which the Company has elected to be subject to such Company Optional Redemption from all of the holders of the Notes pursuant to this Section 5 (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. Redemptions made pursuant to this Section 5(a) shall be made in accordance with Section 8. To the extent redemptions required by this Section 5(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
          (b) Company Redemption with Margin Loan Proceeds. If the Company obtains and draws upon a loan (the “Margin Loan”) against the ARS held by the Company which Margin Loan is (i) secured by a first priority Lien on such ARS and (ii) in an aggregate principal amount exceeding fifty-percent (50%) of the face amount of such ARS, then the Company shall be required to use all of the proceeds of the Margin Loan in excess of such fifty-percent (50%) of the face amount (the “Excess Margin Loan Proceeds”) to redeem (the “Margin Loan Redemption”) all or a portion of this Note (the “Margin Loan Redemption Amount”). Contemporaneously with the public announcement of obtaining such Margin Loan or, if the obtaining of such Margin Loan is not required to be publicly disclosed under the Securities Act of 1934 Act, as amended (the “1934 Act”), no later than the date such Margin Loan is obtained and drawn upon, the Company shall deliver a written notice (the “Margin Loan Redemption Notice”) by confirmed facsimile and overnight courier to the Holder of the Notes (A) stating that that the Company has obtained, or will obtain, a Margin Loan secured by a first priority Lien on the ARS, (B) the aggregate amount of the Margin Loan and the face amount of such ARS, (C) that the Company will use the Excess Margin Loan Proceeds to redeem a corresponding Outstanding Amount of the Notes and (D) the date on which such redemption shall occur which shall be no later than five (5) Business Days following the date the proceeds of the Margin Loan are delivered to or drawn down by the Company (the “Margin Loan Redemption Date”). The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to 110% of the Margin Loan Redemption Amount (the “Company Optional Redemption Price”). Redemptions made pursuant to this Section 5(b) shall be made in accordance with Section 8.
          (c) Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption pursuant to Section 5(a), then it must simultaneously take the same action with respect to the Other Notes. If (i) the Company elects to cause a Company Optional Redemption pursuant to Section 5(a) (or similar provisions under the Other Notes) with respect to less than all of the principal amount of the Notes then outstanding or (ii) the Excess Margin Loan Proceeds with respect to any Margin Loan Redemption are insufficient to allow for redemption of all of the principal amount of the Notes then outstanding, then the Company shall require redemption of a Principal amount from the Holder and each holder of the Other Notes equal to the product of (A) the aggregate principal amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 5(a) or the applicable Excess Margin Loan Proceeds, as the case may be, multiplied by (B) the fraction, the numerator of which is the sum of the initial principal amount of Notes purchased by such holder and the denominator of which is the initial principal amounts of Notes purchased by all holders holding outstanding Notes (such fraction with respect to each holder is referred to as its “Redemption Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”); provided that in the event that the initial holder of any Notes has sold or otherwise transferred any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Redemption Allocation Percentage and Pro Rata Redemption Amount.
     (6) HOLDER’S RIGHT OF OPTIONAL REDEMPTION. (a) Redemption Upon Strategic Transaction. Contemporaneously with the public announcement of any Strategic Transaction set forth in the attached Schedule, or, if such Strategic Transaction is not required to be publicly disclosed under the 1934 Act, no later than the consummation thereof, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Strategic Transaction Notice”) stating (i) the effective date, or proposed effective date, as applicable, of such Strategic Transaction and (ii) the Net Proceeds received, or to be received, as applicable, from such Strategic Transaction. At any time after the receipt of any Strategic Transaction Notice, the Holder shall have the right, in its sole discretion, to require that the Company to redeem all or any portion of the Outstanding Amount of this Note up to an amount equal the Strategic Transaction Available Redemption Amount (a “Strategic Transaction Redemption”) by delivering written notice thereof to the Company (a “Strategic Transaction Redemption Notice”), which Strategic Transaction Redemption Notice shall indicate the Outstanding Amount the Holder is electing to have redeemed (the “Strategic Transaction Redemption Amount”) on the Strategic Transaction Redemption Date (as defined in Section 8). The portion of this Note subject to redemption pursuant to this Section 6(a) shall be redeemed by the Company in cash at a price equal to 105% of the Strategic Transaction Redemption Amount (a “Strategic Transaction Redemption Price”). In the event that following any Strategic Transaction Redemption Date the Company or a Subsidiary receives additional Net Proceeds (such as deferred compensation) relating to a Strategic Transaction, the Company shall provide a Strategic Transaction Notice to the Holder in accordance with this Section 6(a) describing the nature and amount of such additional Net Proceeds and the Holder shall have the right to required the Company to redeem all or any portion of this Note pursuant to this Section 11(a).
          (b) Redemption After July 18, 2009 or Joint Venture Transaction. At any time and from time to time (i) after July 18, 2009 and (ii) following the consummation of a Joint Venture Transaction as set forth in the attached Schedule, the Holder shall have the right (the “Holder Optional Redemption Right”), in its sole discretion, to require that the Company redeem all or any portion of the Outstanding Amount of this Note. Contemporaneously with the public announcement of any Joint Venture Transaction or, if such

Joint Venture Transaction is not required to be publicly disclosed under the 1934 Act, no later than the consummation thereof, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder stating (i) the effective date, or proposed effective date, as applicable, of such Joint Venture Transaction and (ii) a brief summary of the Joint Venture Transaction, including, the cash value of such transaction. The Holder shall exercise the Holder Optional Redemption Right by delivering a written notice thereof to the Company (a “Holder Optional Redemption Notice”), which notice shall indicate the Outstanding Amount the Holder is electing to have redeemed (the “Holder Optional Redemption Amount”) on the Holder Optional Redemption Date (as defined in Section 8). The portion of this Note subject to redemption pursuant to this Section 6(b) shall be redeemed by the Company in cash at a price equal to 110% of the Holder Optional Redemption Amount (a “Holder Optional Redemption Price”).
          (c) Generally. Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 6, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 6 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
     (7) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.
     (8) REDEMPTIONS.
          (a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 4(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. If the Company has delivered a Company Optional Redemption Notice in accordance with Section 5, the Company shall deliver the Company Optional Redemption Price to the Holder on the Company Optional Redemption Date. The Company shall deliver the applicable Margin Loan Redemption Price to the Holder on the applicable Margin Loan Redemption Date. If the Holder has submitted a Strategic Transaction Redemption Notice or a

Holder Optional Redemption Notice as applicable, in accordance with Section 6, the Company shall deliver the applicable Strategic Transaction Redemption Notice or the applicable Holder Optional Redemption Price, as the case may be, to the Holder within fifteen (15) Business Days (the “Strategic Transaction Redemption Date” or “Holder Optional Redemption Date”, respectively) after the Company’s receipt of such notice. In the event of a redemption of less than all of the Outstanding Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Outstanding Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 14(d)) to the Holder representing such Outstanding Amount. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Outstanding Amount subject to such notice.
          (b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b), Section 4(b) or Section 6 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.
     (9) SECURITY. This Note and the Other Notes are secured to the extent and the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).
     (10) COVENANTS.
          (a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

          (b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness.
          (c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.
          (d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing; provided that notwithstanding the foregoing, no principal (or any portion thereof) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding. Notwithstanding the foregoing, the Company may, during the occurrence of an Event of Default, continue to make regularly scheduled payments of principal and interest (but not prepayments or payments upon acceleration) (i) on leases or other financing of equipment acquired or held by the Company or any of its Subsidiaries, and (ii) pursuant to clauses (B) and (G) of the definition of Permitted Indebtedness.
          (e) Restriction on Redemption and Cash Dividends. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders.
          (f) Post-Closing Collateral Matters.
               (i) Within twenty (20) Business Days following the Closing Date, the Company shall deliver to the Collateral Agent an account control agreement for each account set forth in Schedule IV to the Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, including, without limitation, that the occurrence of any Event of Default set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iii) and 3(a)(iv) will provide the Collateral Agent with the right to exercise control over such account in accordance with the terms of such account control agreement, duly executed by the Company and the depositary bank in which such account is maintained.

               (ii) Prior to opening any other account that would have otherwise been required to disclosed on Schedule IV to the Security Agreement, the Company shall deliver to the Collateral Agent an account control agreement in form and substance reasonably satisfactory to the Collateral Agent, including, without limitation, that the occurrence of any Event of Default set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iii) and 3(a)(iv) will provide the Collateral Agent with the right to exercise control over such account in accordance with the terms of such account control agreement, duly executed by the Company and the depositary bank in which such account is maintained.
               (iii) Notwithstanding anything to the contrary in this Section 10(f), if an Event of Default occurs under Section 3(a)(i) due to the failure of the Company to either (A) pay Interest by the end of the applicable cure period in Section 3(a)(i) or (B) pay the Holder Optional Redemption Price on the Holder Optional Redemption Date, the Collateral Agent shall only have the right to exercise control over any accounts subject to an account control agreement after such time as the Company receives notice of the Company’s failure to make any such payment and such failure to make payment continues for a period of at least two (2) Business Days after such notice.
     (11) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.
     (12) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.
     (13) REGISTRATION. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 14.
     (14) REISSUANCE OF THIS NOTE.
          (a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred.

The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this Section 14(a), following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.
          (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.
          (c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
          (d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.
     (15) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (16) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.
     (17) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.
     (18) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
     (19) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the arithmetic calculation of any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile the disputed arithmetic calculation of any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
     (20) NOTICES; PAYMENTS.
          (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.
          (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the

Company in writing (which address, in the case of each of the Holders, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).
     (21) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
     (22) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.
     (23) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.
     (24) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
          (a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
          (b) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.
          (c) “Company Redemption Premium” means, for any date of determination, 110%.
          (d) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
          (e) “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of

Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.
          (f) “GAAP” means United States generally accepted accounting principles, consistently applied.
          (g) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
          (h) “Interest Rate” means the Prime Rate as of the first (1st) Business Day of each Interest Period plus two and one-half percent (2.5%).
          (i) “Net Proceeds” means, with respect to any Strategic Transaction, an amount equal to: (A) the sum of cash payments and cash equivalents received by the Company or any of its wholly-owned Subsidiaries from such Strategic Transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (B) any reasonable direct out-of-pocket actual and estimated professional fees and other costs or expenses incurred in connection with such Strategic Transaction, including (1) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Strategic Transaction during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements) and (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on (x) any Indebtedness that is secured by a Lien on the stock or assets subject to such Strategic Transaction or (y) in the case of a sale of a Subsidiary or the Company’s interest in a Subsidiary, any Indebtedness owed by such Subsidiary, which, in the case of each of clause (x) and (y), is required to be repaid under the terms thereof as a result of such Strategic Transaction.
          (j) “Outstanding Amount” means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.
          (k) “Permitted Indebtedness” means (A) Indebtedness of the Company set forth on Schedule 3(s) to the Securities Purchase Agreement, (B) Indebtedness incurred by the Company in connection with installment commitments of the Company to fund unrestricted research grants and pilot studies, substantially consistent with the Company’s current practices over a specific period of time, (C) Indebtedness incurred by the Company in connection with letters of credit now or hereinafter provided by the Company in the ordinary course of its business to unaffiliated third-party landlords as security deposits pursuant to real property leases, (D) guarantees by the Company of any Indebtedness incurred by a Subsidiary in connection with real property lease obligations with unaffiliated third-party landlords which do not in an aggregate exceed $500,000, (E) Indebtedness incurred by any individual Subsidiary in the form of a line of credit with a nationally recognized commercial bank, which Indebtedness shall not provide at any time for (1) a guarantee by, or any other recourse to, the Company or any other Subsidiary and (2) the issuance of any equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) of the Company to such bank in connection therewith, (F) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of the Interest Rate hereunder (the “Subordinated Indebtedness”), (G) financing of insurance premiums, (H) Indebtedness secured by Permitted Liens, (I) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be, (J) Indebtedness evidenced by this Note and the Other Notes, (K) guarantees by Company of Indebtedness of its Subsidiaries, up to an aggregate amount of US $1,000,000.00 and (L) loans secured by ARS, which may provide for first-priority Liens in favor of the grantor of such loans, provided that Holder shall retain a second position Lien on the ARS.
          (l) “Permitted Liens” means (i) Liens set forth on Schedule 3(w) to the Securities Purchase Agreement, (ii) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iv) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (v) Liens securing the Company’s obligations under the Notes, (vi) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (vi) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (viii) Liens securing the Company’s obligations under this Note and the Other Notes; (ix) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 3(a)(v) and (xii) Liens securing Permitted Indebtedness.
          (m) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
          (n) “Prime Rate” shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If The Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published.
          (o) “Principal Market” means The NASDAQ Global Market.
          (p) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Strategic Transaction Redemption Notice, the Change of Control Redemption Notices, the Company Optional Redemption Notices and the Holder Optional Redemption Notices and, each of the foregoing, individually, a Redemption Notice.
          (q) “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, the Company Optional Redemption Price, the Strategic Transaction Redemption Price and the Holder Optional Redemption Price and, each of the foregoing, individually, a Redemption Price.

          (r) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.
          (s) “SEC” means the United States Securities and Exchange Commission.
          (t) “Securities Purchase Agreement” means that certain securities purchase agreement dated January 17, 2007 by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.
          (u) “Security Agreement” shall have the meaning ascribed to it in the Securities Purchase Agreement.
          (v) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.
          (w) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     (25) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

HYTHIAM, INC.
By:
Name:
Title: